Exhibit 10.22

Non-Employee Director Compensation

The compensation package for non-employee directors is currently comprised of annual cash retainers, meeting fees and grants of restricted common stock. Each director receives a $40,000 annual retainer for service to the Board. The Chairman of the Board of Directors receives an additional annual retainer of $30,000, the Chairman of the Audit Committee of the Board of Directors receives an additional annual cash retainer of $10,000, and the Chairman of the Compensation Committee of the Board of Directors, the Chairman of the Corporate Governance and Nominating Committee of the Board of Directors and members of the Audit Committee (other than the Chairman) each receives an additional annual retainer of $5,000. Each director also receives a $2,000 fee for attending regular meetings of the Board. Unless otherwise designated by the Chairman of the Board, each director receives one-half of the regular Board-meeting fee for attending Board meetings held telephonically. Members of the Audit Committee receive a $2,000 fee for attending committee meetings, while members of the Corporate Governance and Nominating Committee and members of the Compensation Committee receive a $1,500 fee for attending committee meetings. Unless otherwise designated by the committee chair, each committee member receives one-half of the regular committee-meeting fee for attending committee meetings held telephonically. In addition to the foregoing cash fees, non-employee directors also receive 2,000 shares of restricted common stock which carry a six-month restriction of transfer. Directors have the choice to elect to take all or a portion of their Board fees in common stock of the Company, and may defer all or part of their fee compensation. Directors are reimbursed for expenses incurred in connection with attending Board and committee meetings.